Exhibit 10.14

Factory Lease Agreement

[Unofficial English Translation]

Contract No.: JTDLD2017090102

Lessor (hereinafter referred to as Party A): Guizhou Jietongda Technology Co., Ltd.

Lessee (hereinafter referred to as Party B): Guizhou United Time Technology Co., Ltd.

I. Leased Factory Building

The factory building leased by Party A to Party B is located at Floor 1-3, No.4 Factory Building of Supporting Industrial Park in Xinpu Economic Development Zone, Xinpu New Area, Zunyi City, Guizhou Province (and the 2nd floor of No.3 Factory Building of Supporting Industrial Park in Xinpu Economic Development Zone, Xinpu New Area has been delivered). The leased building area is 17,478 square meters (see the plan in Annex 1 for details). Both parties shall make on-site confirmation when the Contract comes into effect. The structure of the factory building is reinforced concrete. The factory building contains all office desks, chairs and filing cabinets.

II. Delivery Date, Lease Term and Purpose of the Factory Building

1. The lease term of the factory building is 4 years and 5 months from September 1, 2017 to February 28, 2022.

2. Upon the expiration of the lease period, Party A has the right to take back the leased factory building, and Party B shall return it as scheduled. If Party B fails to return the factory building as scheduled and needs to continue the lease, it shall submit a written request to Party A six months before the expiration of the lease term and re-sign the lease contract with Party A’s consent. Under the same conditions, Party B has the priority to lease.

3. Purpose for lease: Party B promises to Party A that the leased factory building is only used for: manufacture of electronic equipment such as communications. Without permission, Party B shall not change the purpose of the factory building without authorization.

III. Payer of Rent and Security Deposit

1.	Party A and Party B agree that the rent of the factory building shall be 20 yuan/m2/month in principle for the first three years. Later, it will be adjusted according to the market price. The specific monthly rent is as follows:

September 1, 2017- August 31, 2018	September 1, 2018- August 31, 2019	September 1, 2019- August 31, 2020	September 1, 2020- August 31, 2021	September 1, 2021- February 28, 2022
4,194,720.00	4,194,720.00	4,194,720.00

2.	The rent shall be paid quarterly before the 15th day of the following month of the current quarter. Party B shall pay a late fee of 5% for overdue payment.

3.	The deposit for the factory building is RMB4.5 million yuan (Four Million and Five Hundred Thousand Yuan Only) and the deposit for utilities is RMB500,000 yuan (Five Hundred Thousand Yuan Only), which shall be paid by the Lessee within one month from the date of signing the Contract.

IV. Other Expenses

1. During the lease period, Party B shall bear the expenses on water, electricity and others as well as the loss maintenance expenses incurred in using the factory building, and Party B must pay off before the specified date of each month. Party B shall bear the late fee of 1% per day.

2. During the lease period, the power and maintenance cost incurred by Party B sharing the elevator shall be shared by the users of elevator.

3. All other expenses used and payable by Party B shall be paid in advance of each month.

V. Production Safety, Labor Security and Party A’s Disclaimer Clauses.

1. Party B has the right to organize production and business activities in the factory building leased by Party A after signing the lease agreement and fulfilling the payment obligations. Party B must strictly abide by the production safety rules and regulations formulated by the State and shall not operate in violation of regulations. In case of production safety accidents caused by Party B’s violation of national production safety management regulations and illegal operations, Party B shall bear the direct or indirect responsibilities, and Party A shall not be responsible for it.

2. During the lease period, all production and technical personnel employed and recruited by Party B shall be independently recruited and employed by Party B. Party B shall strictly abide by the rules and regulations of the state-owned labor department concerning labor security, salary, social security, health care and other aspects, and provide relevant guarantee for its employees in full amount and in a timely manner. If Party B fails to use the relevant personnel in accordance with the requirements of the country and the competent authority of the development zone, all direct or indirect responsibilities arising from it shall be borne by Party B, and Party A shall not be responsible for it.

3. Party B promises to operate in accordance with the law, and its business activities conform to the approved business scope, fire safety, environmental protection standards and emission standards. If Party B operates illegally, all responsibilities arising therefrom shall be borne by Party B, and Party A shall not be responsible for it.

VI. Use Requirements and Maintenance Responsibilities of the Factory Building

1. The factory building leased by Party A to Party B is in good condition at present, and both parties shall conduct on-site acceptance and handover when the agreement comes into effect.

2. If Party B needs to decorate or add ancillary facilities, it shall submit the design drawings to Party A for review in advance and obtain Party A’s consent before construction. If it is required to obtain the pre-approval according to regulations, it can only be carried out after the approval is obtained.

VII. Expiration of Lease Term and Return

1. After the lease expires, Party B shall promptly clean up all the movable property and facilities owned by Party B in the factory building. Those cannot be removed shall not be dismantled or removed, but Party A shall not require Party B to restore the original state for this part. The property or facilities that have not been disposed of by Party B within the time limit shall be regarded as abandoned by Party B automatically, Party A may dispose of them at will, and Party B shall not raise any objection.

2. When the agreement expires, Party B shall guarantee to restore the factory building to its original state, but if Party A understands or agrees, Party B may be exempted from the obligation of restoring the factory building to its original state. Otherwise, Party A has the right to charge Party B all the expenses needed for restoring the factory building to its original state. Party B shall not destroy Party A’s house structure and facilities. If there is any damage, Party B shall bear the losses.

VIII. Site Management During the Lease Period

1. In order to standardize the management, Party B’s vehicles shall abide by Party A’s management system, handle the entry and exit registration formalities, and park and load and unload at the designated position.

2. In order to improve the public environmental sanitation in the factory area, Party B shall be responsible for the sanitation within the scope of Party B’s factory building. Its domestic garbage shall be piled up at the place designated by Party A. Party B shall bear the garbage removal fee and on-site management fee of 500 yuan to Party A every month, which shall be paid off at the same time as the rent is paid. The stacking and removal of production garbage shall be handled by Party B itself.

3. During the lease term, Party B shall abide by the law, consciously maintain the public security management order, abide by the fire safety regulations, protect the firefighting facilities and signs in good condition, and keep the firefighting passages unblocked. If Party B’s personnel violate relevant regulations, which constitutes violation of discipline, law and crime, all responsibilities shall be borne by Party B, and Party A shall not be responsible for it.

IX. Agreement on Environmental Protection

1. The additives used by Party B must be those of regular manufacturers that conform to national regulations. Raw materials that will affect Party A’s sewage treatment shall not be used, especially phosphorus-containing and high nitrogen additives. The special sewage treatment fees shall be levied on equipment that will produce special sewage.

2. Party B shall not store or use inflammable, explosive or toxic hazardous chemicals in the factory area before obtaining the license issued by the competent department of fire control and safety.

3. Party B shall not use dyes or additives prohibited by the State.

4. The sewage discharged by Party B shall not contain solid impurities or garbage (such as fruit shells, cigarette butts, etc., which will block the sewage pipeline and cause serious consequences).

5. Party B needs to unconditionally agree to any reasonable requirements of Party A on environmental protection and sewage treatment, and cooperate with Party A’s work on sewage treatment.

6. The exhaust gas is not allowed to be discharged directly. It must be filtered to meet environmental requirements before it can be discharged.

7. Pressure vessels must be tested in accordance with the relevant provisions of the State, and those that fail to meet the requirements shall not be allowed to be used.

8. If Party B violates the above agreement, it shall be responsible for all losses caused. Party A agrees to provide Party B with a small amount of industrial wastewater discharge, and Party B shall be responsible for the maintenance and management of the discharge pipeline facilities involved in the use process.

X. Other Relevant Agreements During the Lease Term

1. During the lease term, both Party A and Party B shall abide by the laws and regulations of the State and shall not use the leased factory building to carry out illegal activities. If Party A discovers that Party B has illegal activities, it has the right to terminate the lease agreement and bears no liability for breach of the Contract.

2. During the lease term, Party A has the right to urge and assist Party B to get the work in firefighting, safety and hygiene done.

3. During the lease term, if this Contract cannot be performed due to force majeure or policy factors on factory building, neither party shall be held liable.

4. During the lease term, Party B may request Party A to decorate the house due to the needs of business activities. Before decoration, Party B must provide a complete decoration plan. The decoration plan shall not change the basic structure of the house and building. Party B can carry out construction and decoration activities only after Party A confirms and agrees and signs the decoration plan in writing. Otherwise, Party B shall bear all losses caused by Party B’s unauthorized decoration. Party B shall not destroy the structure of the original house, and the decoration expenses shall be borne by Party B.

5. During the lease term, Party B shall pay the rent and all other expenses payable in a timely manner. In case of default, Party A shall charge Party B a penalty of 1% of the amount of arrears per day, and may terminate the Agreement. Party B shall bear the liability for breach of Contract. At the same time, if Party B is in arrears with various fees for more than one month, Party A may stop supplying water, electricity and steam until Party B pays off the fees.

6. After the expiration of the lease term, if Party A continues to rent the house, Party B shall have the priority to lease it under the same conditions; if it is no longer leased after the expiration, Party B shall move out as scheduled.

7. Party A shall provide Party B with water and electricity access ports and access methods, and agree to install independent switches and meters at the access ports of Party B, but Party B shall bear the direct and indirect expenses from the access ports to the location of Party B and the relevant meters, pipelines, switches, etc. for access.

XI. Special Provisions

1. During the lease term, if it is impossible to continue production due to the government’s demolition and removal, and government compensation is involved, the compensation related to the contents of the Lessee’s Contract shall be claimed and enjoyed by Party B. Compensation related to owner’s equity such as land and real estate shall be claimed and enjoyed by Party A. Party B’s right of claim is subordinate to Party A, and Party B shall, at the time of making the claim, entrust Party A to act as its agent. However, Party B has the right to know and Party A shall not encroach upon Party B’s interests.

XII. Other Provisions

1. During the lease term, if one party terminates the Contract in advance due to the breach of Contract, it shall compensate the other party for three months of rents. If there are other losses, compensation shall also be made for those losses.

2. After the Lease Contract is signed, if the name of the enterprise is changed, both parties may seal and sign it for confirmation. The terms of the original Lease Contract will remain unchanged and will continue to be implemented until the expiration of the Contract.

3. During the lease term, the calculation method of water and electricity:

Charging method for water consumption: the water charges contain the tap water fee charged by waterworks, sewage fee charged by development zone, and factory’s own sewage treatment and maintenance cost. The special sewage treatment fee shall be charged for special equipment. Water charges shall be allocated according to the usage proportion: 50% for Party A and 50% for Party B. Party A shall pay 50% of the water fee to Party B, and Party B shall pay the water fee to the water supplier.

Charging method for electricity consumption: the electricity charge is calculated on the basis of peak power, plus the reactive power loss capacity value of the transformer, and is allocated according to the usage proportion: 70% for Party A and 30% for Party B. Party B pays 30% of the electricity charge to Party A, and Party a pays the electricity charge to the power supply bureau.

XIII. Matters not covered in this Contract shall be settled by both parties through negotiation. If negotiation fails, both parties may bring a lawsuit to the people’s court of the place where Party A is located.

XIV. This contract is made in quadruplicate, two for each party with the same legal effect.

XV. This Contract shall come into effect after being signed and sealed by both parties.

Legal Representative(Signature): ________	Legal Representative(Signature): ________

____MM____DD ____YYYY	____MM____DD ____YYYY

Guizhou Jietongda Technology Co., Ltd.	Guizhou United Time Technology Co., Ltd.
(Seal Affixed)	(Seal Affixed)

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